Exhibit 99.1

Liberty Global to Sell Austrian Operations to T-Mobile Austria

•	Sale price of €1.9 billion values UPC Austria at ~11x 2017 Segment OCF[1]

•	Transaction expected to close in the second half of 2018

Denver, Colorado - December 22, 2017:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has reached an agreement to sell its Austrian operations, UPC Austria, to T-Mobile Austria. At September 30, 2017, UPC Austria’s network passed 1.4 million homes and served 654,000 customers who subscribed to 513,000 broadband, 450,000 voice and 468,000 video services.

Liberty Global will sell UPC Austria for a total enterprise value of approximately €1.9 billion ($2.2 billion2), subject to customary debt and working capital adjustments at completion. The sale price represents a multiple of nearly 11x UPC Austria’s estimated 2017 adjusted1 segment operating cash flow (“Segment OCF”), as customarily defined by Liberty Global, or approximately 34x UPC Austria’s estimated 2017 operating free cash flow (“OFCF”)3. Closing of the transaction is subject to regulatory approval, which is not expected until the second half of 2018.

Mike Fries, Chief Executive Officer of Liberty Global said, “This transaction highlights the strategic and financial value of our fiber-rich networks in a rapidly converging world and the significant synergies inherent in fixed-mobile mergers. We have operated in Austria for over 20 years and are extremely proud of the market-leading position we’ve built in both digital video and super-fast broadband. Looking forward, we believe the combination of UPC Austria and T-Mobile Austria will provide the national scale necessary to compete with larger companies like A1, and provide residential and business consumers with the highest quality services at the best price. We remain focused on value creation for our shareholders and are pleased with the premium valuation being attributed to one of our smaller operating markets.”

The proceeds from the sale are expected to be used for general corporate purposes, which may include leverage reduction for the remaining UPC bank group, re-investment into our business, and support for the company’s share repurchase program.

Liberty Global has agreed to provide certain transitional services for a period of up to four years. These services principally comprise network and information technology-related functions. The annual charges will depend on the actual level of services required by T-Mobile Austria. Liberty Global will also allow T-Mobile Austria to use the UPC brand for a transitional period of up to three years as part of the transaction.

LionTree Advisors acted as a financial adviser to Liberty Global on the transaction.

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1 For the purpose of the purchase price multiple calculation, the estimated 2017 Segment OCF of UPC Austria has been reduced by €9 million, representing the estimated net amount of transitional services to be provided by Liberty Global during the first year following closing.
2 Convenience translation based on USD/EUR spot rate of 1.18.
3 OFCF represents the adjusted Segment OCF of UPC Austria, as described above, less property and equipment additions as customarily defined by Liberty Global.

Forward-Looking Statements and Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategic outlook, the timing and benefits of the transaction, including scale and service benefits, the expected use of proceeds, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the ability to obtain regulatory approvals for the transaction, as well as achieve other customary closing conditions, the combined business’ ability to achieve anticipated financial and operational growth, continued use by subscribers of the combined business’ services, the ability of the combined business to achieve expected operational efficiencies, synergies and economies of scale, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our over 24 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are currently comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations		Liberty Global Corporate Communications

John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428

Stefan Halters	+1 303 784 4528	Julia Hart	+31 20 778 3345

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